Exhibit 4.22
English Translation
Contract No.: HX-2008 No. 2
Premises Lease Contract
February 15, 2008
Leasor: Beijing Zhongguancun Huaxia Sci-Tech Co., Ltd (Hereinafter “Party A”)
Tenant: VanceInfo Creative Software Technology Ltd. (Hereinafter “Party B”)
After friendly consultations conducted in accordance with the principles of equality and free will and pursuant to the Contract Law of the People’s Republic of China, the Law of the Peoples Republic of China on the Administration of the Urban Real Estate and other relative Chinese Laws and regulations, Party A and Party B, for the purpose of specifying their respective rights and obligations, hereby enter into this Contract which shall be binding on both Parties hereto.
Article 1 Scope of Lease
Party A shall lease to Party B Room 301, 302, 303, 304, 1/2 of 305, 306, 308, 329, 331, 332, 334 and 336 on the third floor of No. 8 Building of Zhongguancun Software Park, Haidian District, Beijing, namely, Huaxia Sci-Tech Building (“Leased Offices”), the total floor area of which is 3,004.93 m2, and the sole purpose of which is for Party B to serve as its office spaces for software research & development and administration. Within the term hereof, Party B shall not change the purpose of the Leased Offices without Party A’s prior written consent.
Article 2 Commencement Date and Term of Lease
The lease term hereunder shall be 3 years, commencing on February 16, 2008 and expiring on February 15, 2011.
Article 3 Rental and Property Management Fee
I Rental
1 The unit rental paid by Party B for the Leased Offices shall be RMB2.60 yuan per m2 floor area daily, with the total monthly rental amounting to RMB237,639.88 yuan.
When calculating the rental and property management fee for certain duration, if such duration is less than one month, the said rental and fee shall be charged on the basis of number of days during which the Leased Offices are actually leased.
2 The rental shall be pre-paid monthly, namely, Party B must pre-pay Party A, without any deduction, by the 25th day of each month the rental for the next month; the first installment of rental is RMB347,019.36, which shall be paid to Party A within fifteen (15) days upon execution of this Contract. If such date happens to be weekly rest days or other public holidays, it shall be put off to the next working day.

3 Through mutual consultation, Party A agrees to offer Party B the following special preferences with respect to rental exemption:
A. For the first year of the lease term, the rental for 28 days, namely from February 1, 2009 to February 28, 2009 shall be exempted, with the total amount of RMB218,758.96 yuan;
B. For the second year of the lease term, the rental for 14 days, namely from February 1, 2010 to February 14, 2010 shall be exempted, with the total amount of RMB109,379.48 yuan;
The rental exempted as calculated above amounts to RMB328,138.44 yuan for a total of 42 days.
II Property Management Fee
1 The property management fee shall be RMB0.40 yuan per m2 floor area daily, with the monthly property management fee amounting to RMB36,559.98 yuan.
During the lease term, in case of any price adjustment required by government policies or any fees which are levied by governmental departments other than those listed herein but relevant to the use of the Leased Offices, such price difference and fees shall be borne by Party B.
2. The property management fee shall be pre-paid monthly, namely, Party B must pre-pay Party A or the property management company (“PMC”), without deducting any cost or fee, by the 25th day of each month the property management fee for the next month. Party B shall pay Party A or PMC the first installment of property management fee of RMB53,387.56 yuan within fifteen (15) days upon execution of this Contract. If such date happens to be weekly rest days or other public holidays, it shall be put off to the next working day.
3. The rental for other office spaces (including public meeting room and hall, etc) in Huaxia Sci-Tech Building shall be otherwise negotiated.
Article 4 Other municipal establishments
I Electricity Fee
Party A or its PMC shall issue an invoice to Party B on monthly basis in accordance with the Beijing Municipal Standard for Charging Electricity Fee as well as with the electricity consumption as indicated by Party B’s separate electricity meter, and Party B shall pay such electricity fee to Party A or its PMC within seven (7) days upon receiving the said invoice.
Party A or its PMC reserves the right to adjust the charging standard of electricity fee in accordance with the relative governmental adjustment.
II Charges for Telephone, Cable TV and Internet Access
1 The construction and service fees for communication facilities etc. shall be charged in accordance with the standards issued by relevant agencies such as Beijing Telecommunications etc.
2 Party B shall be responsible for the telephone fee and the internet cabling fee in respect of the Leased Office.
3 In case Party B needs telephone or Internet interfaces in addition to the original standard configuration within the Leased Offices, the cabling adjustment shall be at Party B’s own expense.
4 In addition to the above mentioned fees and costs, Party B shall also pay the charges for telephone, cable TV and Internet access monthly.
III Parking Space Rental
Party A will charge Party B the monthly parking space rental fee at the rate of RMB350 yuan for each reserved underground parking space. However, it is agreed that Party A shall reserve three (3) reserved underground parking spaces for Party B’s use free of charges during the lease term hereof.
Party B shall pay to Party A for any additional parking spaces according to the rate as above prescribed. The parking space rental shall be pre-paid quarterly, namely, Party B must pre-pay its parking space rental by the 25th day of the last month of each quarter to Party A for the next quarter without any deduction. If such date happens to be weekly rest days or other public holidays, it shall be put off to the next working day.

Article 5 Deposit
I The amount of deposit hereunder shall be equal to the sum of three months’ rental deducting the exempted rental, three months’ property management fee in respect of the Leased Offices and the pre-paid electricity fee calculated at the rate of RMB10 yuan per m2 of the leased floor space. The peculiars of the deposit are as follows:
1 Deposit for three months’ rental: RMB712,919. 64 yuan;
2 Deposit for three months’ property management fee: RMB109,679.94 yuan;
3. Pre-paid electricity fee: RMB30,049.30 yuan.
Party B shall pay the total deposit of RMB852,648.88 yuan to Party A within fifteen (15) days upon execution of this Contract (in consideration that Party B has paid Party A a total deposit of RMB759,079.77 upon performance of 2005 No. 01-1 and 2005 No. 01-2 Lease Contract, Party B only needs to pay Party A additional RMB93,569.11 yuan to make up the deposit difference under this renewed lease contract).
II During the lease term, the said deposit shall be under Party A’s custody, and Party A does not need to pay Party B the interest thereof. Upon expiration of the lease term and Party B chooses not to renew the lease or upon the termination of the Contract, after Party B’s fully performance of the provisions hereunder, Party A shall, after Party B settles all outstanding rental and fees and pays all liquidated damages (if any), refund the remaining deposit (if any) to Party B. Upon moving out of the Leased Offices, Party B shall maintain all the pipes, lines, and communication cables of such Offices in sound condition and the power distribution system unchanged. Party B shall repair any and all damage to the wall, floor or ceiling of the Leased Offices due to the disassembly of its equipment while moving out of the said Offices.
III During the lease term, Party B shall not offset any rental, property management fee, electricity fee or other payment payable by Party B by the said deposit.
Article 6 Deposit Adjustment
I During the lease term, if Party B delays in payment of any rental, water or electricity fees and property management fees, or commits such breaches as damaging the Leased Offices and supporting facilities thereof etc., Party A shall be entitled to deduct certain amount from the deposit for corresponding amount, provided that Party A shall notify Party B of such deduction.
II Party B shall make up the deposit by paying Party A the amount equivalent to the above mentioned deducted amount within fifteen (15) days upon receiving the deduction notice from Party A. In case Party B fails to make up the deposit within the said time limit, Party A shall be entitled to terminate this Contract and claim the Leased Offices back at any time, and Party A shall refund any remaining deposit (if any) after the deduction of the above mentioned amount and overdue penalty to Party B. If the deposit amount is inadequate for such deduction, Party A shall be entitled to recover the difference from Party B.
Article 7 Payment terms
Party B shall pay the rental, property management fee, electricity and water fee, deposit and other fees and costs hereunder in cash, by check, or deposit the corresponding amount in the bank account designated by Party A or its PMC. Party A or its PMC shall issue valid vouchers to Party B upon settling the relevant rentals, fees and costs.

Article 8 Rights and Obligations of The Parties
I Rights and Obligations of Party A and its PMC
1. Party A and its PMC shall be responsible for providing the public services and facilities in Huaxia Sci-Tech Building, including: water supply and drainage, supply of electricity, lighting, air-conditioning, heat, telephone line, public toilets, building network cabling, fire control facilities, safety facilities and other necessary facilities, and for normal maintenance and management of the above facilities and equipment.
2. Party A and its PMC shall be responsible for the security and public sanitary (covering public areas and other common parts of the Leased Offices) inside Huaxia Sci-Tech Building.
3. Party A and its PMC shall be responsible for managing traffic and vehicle parking order within the domain of Huaxia Sci-Tech Building. The parking fee collected by Party A and its PMC from Party B shall be limited to cover Party B’s parking space rental.
4. Party A and its PMC shall be responsible for maintaining and managing the public green land, plants and other construction articles.
5. Party A and its PMC shall immediately make arrangement for repair of any damage on the architecture or the central electrical and mechanical setup or the main water supply or drainage pipes within the Leased Offices upon receiving notice from Party B thereof, provided that such damage is not caused by Party B.
6. Party A or its PMC may formulate, publicize, modify or annul the Tenants’ Guide, Guidelines for Decoration and other necessary rules and regulations, which shall be fully binding upon Party B.
7. Party A reserves the following rights:
(1) As the public facilities (including pipes and cables for water supply and drainage, electricity supply, air-conditioning, heat, fire control and communication) may pass through the Leased Offices, Party A and its PMC shall have right to delegate working staff the Leased Offices to check, repair or renovate such facilities, provided Party A and its PMC shall stick to the principle of affecting Party B’s business operation to the minimum and shall notify Party B thereof in advance unless in emergency.
(2) Party A or its PMC shall obtain consent form Party B through negotiation before conducting necessary repair, and may, according to the actual situations, temporarily shut the Leased Offices or any facilitates for the repair upon sending reasonable notice thereof, unless the situation requires immediate response. Party B shall actively cooperate with Party A during the normal and unified maintenance of the building, and such maintenance shall be scheduled to be done in rest days or public holidays or at the time other than working hours as far as possible.
(3) Party A reserves the right to use the exterior wall, central courtyard and patio of Huaxia Sci-Tech Building.
8. When Party B breaches any provisions of this Contract and fails to indemnify all the losses suffered therefrom by Party A, Party A shall be entitled to, in addition to other rights it may enjoy hereunder, further claim the damages and legal liability against Party B according to the losses. If Party A breaches this Contract and causes losses to Party B, Party B shall be entitled to claim corresponding damages against Party A.
9. During the lease term, Party A shall have right to sell or assign the title to the Leased Offices to a third party; Party B shall, under the same conditions, be entitled to the right of first refusal thereof, provided however that Party B shall notify Party A of its intent to the exercise of such right within five (5) days upon receiving notice from Party A, otherwise, it shall be deemed that Party B has waived such right. The third party will take place Party A and undertake all the rights and obligations of Party A hereunder upon acquiring the title to the Leased Offices. Party A shall notify Party B after the sale or assignment. Party A may forward all the deposit (after deducting all reasonable fees and costs payable by Party B hereunder) to the Purchaser or Assignee upon the sale or assignment and provide Party B with relevant certification thereafter. Party B agrees to re-sign a lease contract with the same terms and conditions as those hereof, upon the request of Party A, with the purchaser or assignee and shall have the right to claim back the deposit or the remaining deposit from the purchaser or assignee upon expiration or earlier termination of such lease contract.

10. Party A may lead tenants intending to lease the Leased Offices to visit such Offices during a period of three month prior to expiration of this Contract, provided that Party A shall render its request for such visit and obtain consent from Party B before paying such a visit with the said tenants to the Leased Offices without affecting Party B’s normal business operation.
11. Party B shall, during the lease term, be fully liable for any and all personal injury or property damage caused to a third party by any affixes (or adjuncts) added, established or laid by Party B inside the Leased Offices.
II Rights and Obligations of Party B
1. Party B shall comply with all the applicable laws and regulations of the People’s Republic of China and Beijing Municipality while conducting its business operation within the Leased Offices. Party B shall strictly abide by all the regulations and management rules (including but not limited to the Tenants’ Guide and Guidelines for Decoration) of Party A and its PMC while enjoying the services applicable to the Leased Offices.
2. Party B may lawfully occupy and use the Leased Offices during the lease term, provided that Party B shall pay all the rental and other fees and costs payable by it in accordance with this Contract and perform other obligations hereunder.
3. Party B may, upon approval of Party A and its PMC, reasonably use the public areas and facilities, provided Party B shall assume relevant fees and costs. Party A and its PMC shall be entitled to impose reasonable restrictions on such use and Party B shall abide by such reasonable restrictions. Without written consent of Party A and its PMC, Party B shall not occupy the public areas and facilities.
4. Party B shall pay in a timely manner any and all rental, property management fee, charges for electricity, water, telephone, cable TV, internet access, and other applicable fees and charges.
5. Without prior written consent of Party A, Party B shall not sub-lease the Leased Offices in whole or in part to any other party or, in other ways, approve others to use or jointly use such Offices with others.
6. Party B may not set up, among others, any signs, logos or other advertisements outside its Leased Offices or at any place inside or outside Huaxia Sci-Tech Building before obtaining prior written consent thereto from Party A or its PMC. Party B shall follow Party A or its PMC’s instructions as to the place where such signs, logos or other advertisements may be set up. Party B shall not change any structure or appearance of Huaxia Sci-Tech Building, nor shall Party B block any or windows thereof.
7. Party B shall promptly notify Party A or its PMC of any damage on the Leased Offices.
8. In case of any damage to the Leased Offices or public areas caused by Party B’s fault, Party B shall repair, at its own cost, the damaged part in accordance with Party A or its PMC’s requirement within ten (10) days upon receiving written repair notice from Party A or its PMC, and the repair plan shall be subject to the approval of Party A and its PMC. The repair work, upon being completed, shall be subject Party A or its PMC’s check and acceptance. In case Party B fails to repair the said damage within such period, Party A or its PMC may repair it, and all losses and actual repair fee incurred thereby shall be assumed by Party B.
9. Upon the expiration or the earlier termination of the lease in accordance with this Contract, Party B shall vacate and surrender the Leased Offices within one (1) day thereafter. Party B shall surrender to Party A, among others, all keys and access cards of such Offices, Party B may keep the interior decoration and fitting inside the Offices as they are, but may not intentionally damage the same, otherwise, Party A shall be entitled to require Party B to restore the Leased Offices to their original conditions under which such Offices are delivered to Party B.
Upon Party A’s approval, Party B may leave the interior decorations, fittings or adjuncts inside the Leased Offices as they are, and Party A is not required to pay Party B any reimbursement or compensation with respect to such decorations, fittings or adjuncts, while Party B shall ensure its left articles and equipments can be normally used.

Where Party B fails to surrender the Leased Offices within the time limit or refuses to or fails to perform the above mentioned obligations for whatever reasons, Party A may claim back the Leased Offices and take any measures necessary for securing its title and use right to such Offices. Under such circumstance, any articles and properties left by Party B shall be deemed as having been deserted by Party B, and Party A shall be entitled to dispose these at its sole discretion, while any expenses caused thereby, including but not limited to clearing up and transportation fee and auctioneer’s fee, shall be borne by Party B. Where the funds resulting from the said disposal fails to compensate the amount paid by Party A for such disposal, Party A may claim the shortfalls from Party B.
10. Party B may submit to Party A its request to renew the lease three (3) months prior to the expiration of this Contract. Party B shall have priority to lease the Offices under the terms and conditions not less favorable than those offered to any other potential tenant, provided that the rental of the renewed lease shall be at the then market price. Party A and Party B shall re-sign the contract for renewing the lease upon coming to an agreement thereupon.
11. Party B shall, during the lease term, be fully liable for any and all personal injury or property damage caused to a third party by any affixes (or adjuncts) added, established or laid by Party B inside the Leased Offices.
Article 9 Rescission and Termination
I Party A may unilaterally rescind the Contract and immediately claim back the Leased Offices without offering any compensation in any of the following cases, and Party B must move out of the Leased Offices and may not claim any refund of the prepaid rental, property management fee, electricity fee or any other fees, while Party A may claims losses, costs or other legal liability against Party B:
1. Party B breaks any law or regulation of the People’s Republic of China and engages in illegal business operation;
2. Party B changes the purpose of the Leased Offices without authorization;
3. Party B uses such Offices in other’s name without authorization;
4. Party B fails to pay the rental, property management fee, electricity fee, water fee or any other fee or cost in accordance with this Contract, and fails to cure it within thirty (30) days following such fees or costs become due;
5. Party B delegate or re-lease or otherwise share the whole or part of the Leased Offices with a third party without authorization;
6. Party B fails to use the leased office space in a reasonable manner or according to its nature, and causes losses to the Leased Offices.
II Except as provided in Section I of Article 10, if Party B breaches any obligations or responsibilities hereunder, and still fails to cure such breach within ten (10) days upon receiving written notice from Party A or its PMC, Party A shall be entitled to unilaterally terminate the Contract without further notice to Party B, and Party B must immediately move out of the Leased Offices, while Party A shall be entitled to claim against Party B any losses, costs or other legal liability incurred by Party B.
III Either Party may rescind this Contract with a ninety (90) days’ prior written notice, provided that liquidated damages of three (3) months’ standard monthly rental shall be paid to the other Party. In case the written notice fails to be delivered by ninety (90) days in advance, liquidated damages of 5% of the monthly rental shall be paid by the breaching Party for each delayed day.
IV In case this Contract or any part hereof becomes unenforceable due to force majeure, this Contract shall be automatically terminated in whole or in part, and neither Party shall be liable to pay damages to the other Party; provided that Party B still be liable for settlement of all the rental and other applicable fees and costs payable as of the termination date.

Article 10 Liability for Breach of Contract
I If either Party breaches any provision of this Contract, such breaching Party shall pay the other Party any and all the damages due to the breach. If both Parties are liable for the breach, they shall undertake their respective liability according to the actual situation.
II If Party B fails to pay the rental, property management fee, deposit, electricity fee and other payables in accordance with the provisions hereunder, it shall pay Party A the overdue penalty equivalent to 0.3% of the overdue payment for each delayed day until all the delayed payment for the above mentioned rental, deposit and fees are fully made by Party B. In case Party B delays such payment for over thirty (30) days, Party A shall be entitled to rescind the Contract by a written notice to Party B. Whether the Parties choose to settle any dispute through lawsuit or arbitration, Party A shall be entitled to, for the purpose of avoiding the enlargement of losses, claim back the Leased Offices, while Party B may not obstruct or intervene in such move of Party A. Party A may, through notarization, move Party B’s articles inside the Leased Offices to such a place as Party A deems safe for custody or disposal, and any expenses incurred thereby shall be borne by Party B.
III If Party B delays in paying the electricity fee for over thirty (30) days, Party A may unilaterally terminate this Contract according to provisions hereunder, and may request its PMC to cut off Party B’s electricity supply without further notice to Party B. The cost for reconnecting the electricity line shall be borne by Party B. Any fine and overdue penalty paid by Party A or its PMC to the power supply bureau and any other economic losses suffered by Party A or its PMC due to Party B’s failure to pay the electricity fee on time shall be borne by Party B.
Article 11 Waiver
If Party B is in breach of the Contract and Party A still accept the rental, property management fee, pre-calculated electricity fee prepaid by Party B, it shall not be deemed as Party A’s waiver of its rights to claim liability for breach against Party B. If the rental or other payments paid by Party B is insufficient and Party A still accepts such payment, it shall not be deemed that Party A agrees with Party B’s reduction of such payment, and shall not affect Party A’s rights to claim the shortfalls of the rental and other payments from Party B or its right to take other necessary measures in accordance with this Contract or the laws.
Article 12 Dispute Resolution
I The formation, effectiveness, interpretation, performance of this Contract and resolution of dispute hereof shall be governed by the laws of the People’s Republic of China.
II Any dispute arising out of this Contract shall be settled by the Parties through friendly negotiation or intermediation. If the dispute cannot be settled through such negotiation or intermediation, both Parties agree to submit the dispute to Beijing Arbitration Committee for arbitration.

Article 13 Miscellaneous Provisions
I If any provision hereunder is held ineffective, illegal or unenforceable under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected, and both Parties shall perform the remaining provisions as well.
II Any Party B’s employees, visitors, customers, service personnel, office decorators etc., or any other persons entering Huaxia Sci-Tech Building with Party B’s express or implied consent shall go through entrance and departure registration procedures; besides, Party B shall be liable for the conducts of such persons.
III The Tenants’ Guide, Guidelines for Decoration and other rules, regulations, notices and announcements etc. formulated and released by Party A or its PMC for the purpose of safeguarding public interests are attachments hereto and shall have the same binding effect as this Contract.
IV Any supplement to or deletion of contemplated by the Parties shall be specified in the attachment hereto, and the contents of such attachment shall be equally effective as this Contract. Any other matters not specified in this Contract may be otherwise prescribed in a supplementary contract in writing by the Parties through negotiation.
V During the Contract term, each Party shall be obliged to maintain the confidentiality of the content of this Contract, and shall not disclose such content to any third party without the other Party’s consent.
VI This Contract is executed in quadruplicate in Chinese, all of which shall with the same legal effect. Each Party hereto shall hold two counterparts.
VII This Contract shall enter into force as of the date when it is executed by both Parties.

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Party A (Seal): [seal of Beijing Zhongguancun Huaxia Sci-Tech Co., Ltd]	Party B (Seal): [VanceInfo Creative Software Technology Ltd.]

Legal Representative or Authorized Representative (Signature): /s/	Legal Representative or Authorized Representative (Signature):

Tel: 010-82825313 Account bank:	Tel: 010-82825266-8884 Account bank:
Beijing City Commercial Bank, Shangdi Sub-branch	China Merchants Bank Co., Ltd, Beijing Qinghuayuan Sub-branch
A/C No. 01090946300120105055773	A/C No. 866780811710001
Date: February 15, 2008	Date: February 15, 2008

Schedule of Deposit Payable by VanceInfo Beijing (3,004.93 m2)
(February 15, 2008)

		Number of
		Month for		Total
		Payment		Amount		Actually Paid
		of Deposit	Monthly Rate	Payable	Paid Amount	Amount	Payment
No.	Deposit Particulars	Required	(in RMB Yuan)	(in RMB Yuan)	(in RMB Yuan)	(in RMB Yuan)	Deadline	Remarks
1	Rental	3	237,639.88	712,919.64			Prior to February 29, 2008

2	Property Management Fee	3	36,559.98	109,679.94

3	Pre-paid Electricity Fee			30,049.30

Total				852,648.88	759,079.77	93,569.11		In consideration that Party B has paid Party A a total deposit of RMB759,079.77 yuan upon performance of 2005 No. 01-1 and 2005 No. 01-2 Lease Contract, Party B only needs to pay Party A RMB93,569.11 yuan to make up the deposit difference under this renewed Lease Contract.

Schedule of Rental Exemption Offered to VanceInfo Beijing (3,004.93 m2)
(February 15, 2008)

					Exempted Rate
	Rental Exemption		Number	Particulars of Rental Preference	Per Day	Exempted Amount
No.	Period	Duration	of Days	Treatment and Exemption	(RMB Yuan/Day)	(RMB Yuan)	Remarks
1	February 2009	February 1, 2009-February 28, 2009	28	For the first year of the lease term, the rental for 28 days shall be exempted.	7,812.82	218,758.96

2	February 2010	February 1, 2010-February 14, 2010	14	For the second year of the lease term, the rental for 14 days shall be exempted.	7,812.82	109,379.48

3

Total			42			328,138.44

Schedule of First Installment of Rental/Property Management Fee Payable by VanceInfo Beijing (3,004.93 m2)
(February 15, 2008)

			Number of	Monthly/Daily
			Months/days for	Payment Rate
	Payment		Payment	(in RMB Yuan/Month	Amount Payable	Payment
No.	Particulars	Duration	Required	or/Day)	(in RMB Yuan)	Deadline	Remarks
1	First Installment of Rental	February 16, 2008-February 29, 2008	14 days	7,812.82	109,379.48	Prior to February 29, 2008	The rental for 14 days from February 16 to February 29 shall be calculated and the amount should be calculated on daily basis, in case it does not reach a full month.

		March 1, 2008-March 31, 2008	1 Month	237,639.88	237,639.88

Subtotal 1					347,019.36

2	First Installment of Property Management Fee	February 16, 2008-February 29, 2008	14 days	1,201.97	16,827.58		The property management fee for 14 days from February 16 to February 29 shall be calculated and the amount should be calculated on daily basis, in case it does not reach a full month.

		March 1, 2008-March 31, 2008	1 Month	36,559.98	36,559.98

Subtotal 2					53,387.56

Total					400,406.92